Exhibit 99.3

THE SMART SOHO INTERNATIONAL LIMITED

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

December 4, 2015

To the Sellers to the

Purchase and Sale Agreement

dated November 4, 2015

Ladies and Gentlemen:

We refer to the Purchase and Sale Agreement among us dated as of November 4, 2015 (the “Agreement”). This letter agreement (the “Amendment”) sets forth our agreement with respect the amendment of certain provisions of the Agreement and the waiver of the satisfaction of certain conditions to the respective obligations of the parties. Capitalized terms used in this Amendment without definitions have the respective meanings assigned to the in the Agreement.

We agree that the Agreement shall be amended as follows:

1. Amendment of Payment Terms. Section 1.03 of the Agreement is hereby amended to read in full as follows:

1.03	Payment Terms.

(a) On the First Closing Date (as defined below), an aggregate of US$30,000,000 out of the Aggregate Purchase Price payable to the Sellers by Acquirer shall be paid solely to the Shah Sellers by the Acquirer via wire transfer of immediately available funds in U.S. dollars to one or more accounts to be designated by the Shah Sellers by notice to the Acquirer (which notice shall be delivered prior to the First Closing Date) against delivery by Shah Capital Management, Inc. and Shah Capital Opportunity Fund LP of five million (5,000,000) Ordinary Shares. In addition, on the First Closing Date, the Shah Sellers and the Acquirer shall jointly instruct the Escrow Agent (as defined in the Term Sheet) to release the Escrow Amount to one or more accounts designated by the Shah Sellers. The Acquirer agrees that notwithstanding anything to the contrary in the Term Sheet or the Agreement, in consideration of the Sellers’ agreement to the amendments set forth in this Amendment, payment of the Escrow Amount to the Shah Sellers shall not constitute payment of any portion of the Aggregate Purchase Price to any Seller.

(b) On the Second Closing Date (as defined below), an aggregate of US$34,569,626 out of the Aggregate Purchase Price payable to the Sellers by the Acquirer shall be paid to the Sellers by the Acquirer via wire transfer of immediately available funds in U.S. dollars to one or more accounts to be designated by the Sellers by notice to the Acquirer (which notice shall be delivered not later than five (5) days prior to the Second Closing Date) against delivery by the Sellers of the remaining 6,739,932 Ordinary Shares of the Sellers required to be delivered to Acquirer pursuant to the Agreement. Such payments shall be made (i) to Shah Capital Opportunity Fund LP in the amount of US$28,571,529.5, and (ii) to the Lu Sellers in the respective amounts indicated in Schedules B for First Tranche Payments. For the avoidance of doubt, the obligations of the Acquirer to make the payments required by this Section 1.03(b) are not subject to any performance of any obligation or fulfillment of any closing condition by any Seller, other than Sellers’ delivery of (i) a certificate of the Sellers as to satisfaction of the conditions set forth in clause g) of the Conditions to the Obligations of the Acquirer set forth in Schedule C to the Agreement as of the Second Closing Date, and (ii) the remaining 6,739,932 Ordinary Shares to be delivered to the Acquirer in the manner and on the terms set forth in the Agreement, as amended hereby. The aggregate payments to be made pursuant to Section 1.03(a) and this Section 1.03(b) are referred to collectively as the “First Tranche Payments.”

(c) As soon as practicable as agreed among the Parties after the Second Closing Date but in no event later than January 8, 2016, the Acquirer shall pay the remaining aggregate amount of US$5,869,966 out of the Aggregate Purchase Price to the Sellers in the same manner as set forth in Sections 1.03(a) and 1.03(b) above (the “Second Tranche Payments”) in the respective amounts indicated in Schedules A and B for the Second Tranche Payments. For the avoidance of doubt, upon payment of the First Tranche Payments, (i) the Acquirer shall acquire full and complete ownership of the Ordinary Shares covered by each such payment, free and clear of any adverse claims, save as provided in Section 2.01(e), and (ii) the obligations of the Acquirer to pay the Second Tranche Payments are not subject to any performance of any obligation or fulfillment of any closing condition by any Seller.

2. Amendment to the definition of Closing. Section 1.04 of the Agreement is hereby amended to read in full as follows:

1.04	Closing. The closing of the payment of the First Tranche Payments and the purchase and sale of certain Ordinary Shares (the “Closing”) shall take place as soon as practicable as agreed among the Parties, but in no event later than (a) December 4, 2015 with respect to the payment of $30,000,000 of the Aggregate Purchase Price against delivery of 5,000,000 Ordinary Shares (the “First Closing Date”), and (b) on such date as soon as practicable following the First Closing Date as shall be agreed by the parties with respect to the payment of $34,569,626 of the Aggregate Purchase Price against delivery of 6,739,932 Ordinary Shares (the “Second Closing Date”), but in no event later than 5 p.m. December 16, 2015, Beijing time (the “Termination Date”), subject to the satisfaction or, to the extent permissible, waiver by the Party or Parties entitled to the benefit, of each condition set forth in Schedule C (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or, to the extent permissible, waiver by the Party or Parties entitled to the benefit, of those conditions at the Closing) or at such other time and date as the parties hereto may agree. References in the Agreement to the “Closing Date” shall mean the First Closing Date or the Second Closing Date, as the context shall require, provided, however, that except for the payments to be made and the Ordinary Shares to be delivered on the Second Closing Date, all references to payments, Ordinary Shares, certificates or other items to be paid or delivered at the Closing or on the Closing Date, and to conditions to be met or satisfied on the Closing Date, shall refer to the First Closing Date.

3. Certain Waivers. In consideration of the Parties entering into this Amendment:

(a) The Acquirer hereby waives satisfaction of the condition set forth in clause d)(ii)(D) of the Conditions to the Obligations of the Acquirer set forth in Schedule C to the Agreement requiring that, effective upon the Sellers’ receipt of the First Tranche Payments, a designee of Acquirer shall have been appointed Chief Operating Officer of the Company.

(b) The Acquirer hereby waives satisfaction of the conditions set forth in clauses e)(i) and e)(ii) of the Conditions to the Obligations of the Acquirer set forth in Schedule C of the Agreement in respect of the 6,739,932 Ordinary Shares to be delivered by the Sellers subject to the payments by the Acquirer on the Closing Date pursuant to the Agreement, as amended, provided, however, that the Sellers shall be obligated to deliver the 6,739,932 Ordinary Shares in the manner set forth in clauses e)(i) and e)(ii) of the Conditions to the Obligations of the Acquirer set forth in Schedule C of the Agreement on the Second Closing Date upon the receipt by the Sellers of all the payments required to be made under Section 1.03(b) of the Agreement, as amended hereby.

(c) Sellers hereby severally waive any misstatement or inaccuracy in the Acquirer’s representation in Section 3.01(h) of the Agreement and any failure by Acquirer to satisfy the conditions set forth in clauses a) of the Conditions to the Obligations of the Sellers set forth in Schedule C to the Agreement resulting from any such misstatement or inaccuracy on the First Closing Date, provided, however, that nothing herein shall constitute a waiver of any of the obligations of the Acquirer to be performed on the Second Closing Date or with respect to the Second Tranche Payments.

(d) The Sellers hereby severally waive satisfaction of the condition set forth in clause d) of the Conditions to the Obligations of the Sellers set forth in Schedule C to the Agreement requiring payment of severance payment to Mr. William Wong concurrently with the Closing or immediately upon the Closing.

4. Source of Payment. The Sellers accept any payments made pursuant to the Agreement or this Amendment by the Acquirer or Phicomm Technology (Hong Kong) Co., Limited with same effect to fulfill the Acquirer’s obligation under the Agreement or this Amendment.

5. Miscellaneous. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Agreement shall remain unchanged and in full force and effect. The Agreement, as amended hereby, shall continue in full force and effect, and this Amendment and the Agreement shall be read and construed as one instrument. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. The delivery of this Amendment by facsimile transmission or email of an executed original hereof or signature page hereto and/or the retransmission of any executed facsimile transmission hereof or signature page hereto shall be deemed to be the same as delivery of an executed original. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

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If the foregoing is acceptable to you, please confirm your agreement, effective the date first set forth above, by countersigning this letter below and returning it to the undersigned.

For and on behalf of	For and on behalf of

THE SMART SOHO INTERNATIONAL LIMITED	PHICOMM TECHNOLOGY (HONG KONG) CO., LIMITED

/s/ Gu Guoping	/s/ Gu Guoping
Gu Guoping	Gu Guoping

The foregoing is accepted and agreed as of the date first above written.

For and on behalf of	HONG LIANG LU

SHAH CAPITAL MANAGEMENT, INC.

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

For and on behalf of	For and on behalf of

SHAH CAPITAL OPPORTUNITY FUND LP	LU CHARITABLE REMAINDER TRUST

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

HIMANSHU H. SHAH	For and on behalf of

THE LU FAMILY LIMITED PARTNERSHIP

/s/ Himanshu H. Shah
Himanshu H. Shah	/s/ Hong Liang Lu
Hong Liang Lu

For and on behalf of

LU FAMILY TRUST

/s/ Hong Liang Lu
Hong Liang Lu

[Signature Page to Amendment to Purchase and Sale Agreement]

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